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                                                                    Exhibit 99.1

    [Logo of Vencor, Inc. appears here]

CONTACT:   Richard A. Schweinhart
           Senior Vice President and Chief Financial Officer
           (502) 596-7379

           Richard A. Lechleiter
           Vice President, Finance,
           Corporate Controller and Treasurer
           (502) 596-7734

         VENCOR EXTENDS MATURITY OF ITS DEBTOR-IN-POSSSESION FINANCING
           AND OBTAINS COMMITMENT LETTER FOR RESTATED DIP FINANCING

     Louisville, KY (June 14, 2000) ---Vencor, Inc. (the "Company") today announced that it has agreed with its lenders to amend (the "Amendment") the Company's debtor-in-possession financing (the "DIP Financing") to extend the maturity until September 30, 2000. The Amendment also revises certain covenants and permits the Company to file its plan of reorganization through July 18, 2000.

     The Company also announced that it has entered into a commitment letter (the "Commitment Letter") with certain of the DIP lenders to finance an amended and restated debtor-in-possession credit agreement in an aggregate principal amount of $90 million (the "Restated DIP"). The Restated DIP would become effective in the event the Company became involved in a legal proceeding against Ventas, Inc. (NYSE: VTR) concerning the transactions in which the Company was spun-off from Ventas or the master lease agreements executed in connection with the spin-off. Such a legal proceeding currently would constitute an event of default under the existing DIP Financing. The Restated DIP would have a one-year term beginning on its effective date. The consummation of the Restated DIP is subject to other customary conditions contained in the Commitment Letter.

     As previously disclosed, the Company has reached an understanding with certain of its senior bank lenders, certain holders of the Company's $300 million 9 7/8% Guaranteed Senior Subordinated Notes due 2005 and the advisors to the official committee of unsecured creditors regarding the broad terms of a plan of reorganization. The Company also has made substantial progress in its conversations with the Department of Justice regarding a settlement of the ongoing investigations. The Company has continued to engage in discussions with Ventas to obtain its support for a consensual plan of reorganization. At this time, only Ventas is in disagreement with the Company over the terms of a consensual plan of reorganization. While the filing of a consensual plan of reorganization is the Company's preferred outcome, the Company believes that it is taking prudent steps in the event a consensual plan of reorganization with Ventas cannot be reached.

     The DIP Financing and existing cash flows will be used to fund the Company's

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operations during its restructuring. As of June 13, 2000, the Company had no outstanding borrowings under the DIP Financing.

     The United States Bankruptcy Court for the District of Delaware (the "Court") must approve the Amendment and the Commitment Letter. The hearing on this motion is scheduled for June 29, 2000.

     Vencor and its subsidiaries filed voluntary petitions for reorganization under Chapter 11 with the Court on September 13, 1999.

     Vencor, Inc. is a national provider of long-term healthcare services primarily operating nursing centers and hospitals.

     Certain statements set forth above, including, but not limited to, statements containing words such as "anticipate," "believe," "plan," "estimate," "expect," "intend," "may" and similar expressions are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are inherently uncertain, and stockholders must recognize that actual results may differ materially from the Company's expectations as a result of a variety of factors, including, without limitation, those discussed below. Such forward-looking statements are based on management's current expectations and include known and unknown risks, uncertainties and other factors, many of which the Company is unable to predict or control, that may cause the Company's actual results or performance to differ materially from any future results or performance expressed or implied by such forward-looking statements. These statements involve risks, uncertainties and other factors detailed from time to time in the Company's filings with the Securities and Exchange Commission. Factors that may affect the plans or results of the Company include, without limitation, the ability of the Company to continue as a going concern; the delays or the inability to complete the Company's plan of reorganization; the ability of the Company to operate pursuant to the terms of the DIP Financing; the Company's ability to satisfy the conditions in the Commitment Letter and effectuate a Restated DIP; the ability of the Company to operate successfully under the Chapter 11 cases; risks associated with operating a business in Chapter 11; adverse actions which may be taken by creditors and the outcome of various bankruptcy proceedings; adverse developments with respect to the Company's liquidity or results of operations; the Company's ability to attract patients given its current financial position; the ability of the Company to attract and retain key executives and other personnel; the effects of healthcare reform and legislation on the Company's business strategy and operations; the Company's ability to control costs, including labor costs in response to the prospective payment system; adverse developments with respect to the Company's settlement discussions with the Department of Justice concerning ongoing investigations; and the dramatic increase in the costs of defending and insuring against alleged patient care liability claims. Many of these factors are beyond the control of the Company and its management. The Company cautions investors that any forward-looking statements made by the Company are not guarantees of future performance. The Company disclaims any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements to reflect future events or developments.

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